EXHIBIT 10.3
EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT
THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of October 23, 2015 (“Effective Date”), is entered into by and between Park Holding A.S., a joint stock company established in Istanbul, the Republic of Turkey (“Licensor”), on the one hand; and Ciner Enterprises, Inc., a Delaware corporation (“Ciner Enterprises”), OCI Chemical Corporation, a Delaware corporation (“OCI Chemical”), OCI Wyoming Holding Co., a Delaware corporation, OCI Resource Partners LLC, a Delaware limited liability company, OCI Resources LP, a Delaware limited partnership and OCI Wyoming LLC, a Delaware limited liability company (collectively, “Licensee”), on the other hand (collectively, the “Parties,” or individually, a “Party”).
RECITALS
A.WHEREAS, OCI Enterprises Inc., a Delaware Corporation (“Seller”), Ciner Enterprises and Licensor, are party to that certain Share and Asset Purchase Agreement, dated as of July 19, 2015 (as amended from time to time, the “Purchase Agreement”), pursuant to which Ciner Enterprises has agreed to acquire all of Seller’s right, title and interest in and to shares of the outstanding capital stock of OCI Chemical, certain assets, and certain contract rights (all as more particularly described in the Purchase Agreement, the “Transaction”);
B.WHEREAS, Seller, OCI Resource Partners LLC and OCI Resources LP entered into that certain Omnibus Agreement, effective as of September 18, 2013 (the “Omnibus Agreement”), pursuant to which Seller granted to each of the entities comprising a part of the “Partnership Group” (as defined in the Omnibus Agreement) as of the effective date thereof or thereafter, a nontransferable, nonexclusive, royalty free right and sublicense to use the mark “OCI” and all trademarks, service marks, logos and other indicia of origin of Seller using or containing “OCI,” and “OCI” either alone or in combination with other words or elements (collectively, the “OCI Marks”) (a) as part of its corporate name, company name or partnership name, as the case may be, and (b) as a trademark and service mark or as a part of a trademark or service mark for its products and services;
C.WHEREAS, OCI Chemical, OCI Wyoming Holding Co., OCI Resource Partners LLC, OCI Resources LP, and OCI Wyoming LLC are, as of the Effective Date, subsidiaries of Ciner Enterprises and will be operating under the management and control of Ciner Enterprises;
A.    WHEREAS, OCI Chemical has been, prior to the consummation of the Transaction, and Licensee is and will be, as of and following the Effective Date, engaged in mining, exploring, producing, maintaining, processing, marketing, distributing, exporting, selling, and offering for sale trona, trona-based, and synthetic sodium products, including various commercial grades of sodium carbonate (soda ash), sodium bicarbonate, sodium sesquicarbonate, and all ancillary activities such as storage, transportation, logistics, and the generation of energy required in connection therewith (the “Business”); and
B.    WHEREAS, Licensor desires to grant to Licensee a limited license to use the CINER trademark and the trademarks, service marks, trade names, trade dress, logos, certification marks, designs, slogans, names and symbols set forth on Schedule A hereto (the “Licensed Marks”), in connection with

Licensee’s offering of Authorized Products (as defined herein), as further described below and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I

LICENSE
Section 1.1    Trademark License. Subject to the terms of this Agreement, Licensor hereby grants to each Licensee entity a non-exclusive, non-assignable, fully-paid-up, royalty-free, limited license to use the Licensed Marks during the Term (as defined herein) in the United States, Europe, South Africa and such other territories which Licensor may in the future authorize Licensee in writing (the “Territory”) (a) as part of its corporate name, company name or partnership name, as the case may be, (b) in connection with the offering, promotion and sale of the products and services of the Business offered under and using the OCI Marks immediately prior to the Effective Date, and any other goods and services which Licensor may in the future authorize Licensee in writing to offer in the Territory using the Licensed Marks; and (c) in the domain names listed in Schedule C (the “Authorized Products”), provided that such uses are otherwise in accordance with this Agreement. Such use, if otherwise in accordance with this Agreement, may include use of any of the Licensed Marks as a product name or trademark, as a service mark, and in approved advertising or promotional activities, stationery and merchandising used for promotional purposes, including pens, caps and shirts.
Section 1.2    Limited Use.
(a)    Except as expressly provided for in this Agreement, Licensee shall have no other rights to use the Licensed Marks or any associated logos, or any marks or logos confusingly similar thereto. No other use of the Licensed Marks shall be made by Licensee without the prior written consent of Licensor, which may be withheld by Licensor in its sole discretion.
(b)    Licensee may not use the Licensed Marks or any portion thereof as part of an Internet domain name unless such use is specifically approved by Licensor in writing in advance of Licensee’s registration thereof; provided that if Licensor does not respond and approve, reject, or request changes to such domain name within fifteen (15) days of receipt from Licensee, such domain name shall be deemed approved. Licensee may use the Licensed Marks in connection with Licensee’s business to maintain Internet websites offering or promoting the Authorized Products bearing or sold using the Licensed Marks, provided that (1) such Internet websites (including their content and look and feel) and the goods and services offered using the Licensed Marks otherwise comply with this Agreement and shall be subject to Licensor’s approval; and (2) such Internet websites do not sell or functionally permit the sale of goods or services to Persons outside the Territory. Except as specifically authorized by this Section 1.2(b), the license granted by this Agreement for Licensee to use the Licensed Marks expressly excludes use on the Internet or in any other electronic media in which the receipt of content requires the use of a computer, cellular phone, mobile device, handheld electronic device or similar electronic device, and such rights are specifically reserved to Licensor.
(c)    Licensee shall display the Licensed Marks, on all Authorized Products and on all other materials on which the Licensed Marks are used, in such format as they are set forth on Schedule A hereto and at all times in accordance with Licensor’s brand guidelines attached hereto as Schedule B (as the same may be updated by Licensor from time to time, the “Brand Guidelines”). The colors, elements and proportions of the Licensed Marks must be displayed by Licensee as shown in the Brand Guidelines. Licensee shall use the symbols ® or ™, as appropriate under requirements of applicable laws, and shall display all such legends, markings and notices as may be included in the Brand Guidelines to provide notice of Licensor’s trademark rights, maintain or preserve the Licensed Marks and Licensor’s rights therein.
(d)    Upon execution of this Agreement, Licensee shall deliver to Licensor for Licensor’s advance written approval artwork, images or any other type of specimens reasonably requested by Licensor showing Licensee’s proposed use of or embodying the Licensed Marks; provided that if Licensor does not respond and approve, reject, or request changes to such proposed uses within thirty (30) days of receipt from Licensee, such uses shall be deemed approved. Licensee shall have no right to use the Licensed Marks in connection with any promotion, marketing activity or event, sponsorship, third party cooperation or partnership, social responsibility activity or other public or consumer-facing event without first obtaining Licensor’s prior written consent to such proposed use and Licensee’s plans. Licensee shall submit samples of materials and specimens bearing the Licensed Marks upon reasonable request by Licensor during the Term to verify compliance with the Brand Guidelines and this Agreement. Attached hereto as Schedule D are examples of artwork that have been approved by Licensor. Licensor shall have the right to require Licensee at any time to make changes to its use of the Licensed Marks, or to cease any use of the Licensed Marks, in the event that Licensor determines in its sole discretion that such use is not in accordance with this Agreement or the Brand Guidelines, and Licensee shall make all such changes, or cease any such use, at Licensee’s expense, as requested by Licensor.
Section 1.3    Quality Control.
(a)    The quality of the goods and services to which each approval pertains, or as set forth in the Brand Guidelines, as applicable, shall be the standard for that particular type of goods and services, unless Licensor changes the quality standards. Licensee shall, at Licensee’s expense, maintain quality standards for all of the goods and services offered by it in connection with the Licensed Marks that are substantially equivalent to or stricter than the standard established by Licensor’s approval or the Brand Guidelines, as applicable, for the particular type of use involved. Licensor shall have the sole right to determine reasonably whether the goods and services of Licensee meet the quality standards established by Licensor and this Section 1.3(a). In the event that Licensee is determined by Licensor to be using any Licensed Mark in a manner not in accordance with the approvals described herein or the quality standards set forth in the Brand Guidelines, as applicable, Licensor shall provide written notice of such unacceptable use including the reason why applicable approvals or quality standards are not being met. If acceptable proof that approvals or quality standards set forth in the Brand Guidelines are met is not provided to Licensor within thirty (30) days after such notice, Licensee’s license to use such Licensed Mark shall be terminated and shall not be renewed absent written authorization from Licensor.

(b)    Licensee shall, at Licensee’s expense, comply with all applicable laws and regulations and obtain all governmental approvals pertaining to the sale, distribution, and advertising of goods and services in association with the Licensed Marks, including the Authorized Products and the conduct of the Business in the Territory in connection with the Licensed Marks. At the reasonable request of Licensor, Licensee shall permit representatives of or appointed by Licensor to inspect Licensee’s facilities upon reasonable notice and during normal business hours to determine whether Licensee is maintaining the quality standards and is complying with the Brand Guidelines and the other terms and conditions of this Agreement. Licensee shall, at Licensee’s expense, make all changes requested by Licensor as a result of such inspections. It is acknowledged and agreed that Licensor is maintaining all control over the quality of the goods and services offered using the Licensed Marks and nothing contained in this Section 1.3(b) shall be construed as diminishing or impairing such rights.
(c)    Ownership; Goodwill. Licensee acknowledges and agrees that Licensor is the owner of the Licensed Marks, including the trademark registrations and applications for registration set forth on Schedule A and all goodwill related thereto, and all use of the Licensed Marks and any accrued goodwill shall inure solely to the benefit of Licensor. Licensee further agrees that it shall not, directly or indirectly, during the Term or thereafter, anywhere in the world: (a) challenge, contest or question the validity of the license granted herein, the validity of the Licensed Marks or Licensor’s ownership thereof; (b) represent that it has any ownership in such Licensed Mark or registration thereof or make application to register any of the Licensed Marks or any component or translation thereof, or any term or designation confusingly similar thereto; (c) permit any action or omission in derogation of any of the rights of Licensor in or to the Licensed Marks; (d) attempt to sublicense the Licensed Marks to any Person; (e) otherwise seek to claim or appropriate the Licensed Marks as its own property; (f) use the Licensed Marks or Licensor’s name in connection with any activity that involves criminal misconduct or other act of moral turpitude, or any content or materials that infringe or violate any intellectual property rights of any third party, or that are libelous or defamatory, obscene, pornographic, or sexually explicit, in each case as determined by Licensor in its reasonable discretion; (g) use the Licensed Marks or Licensor’s name, or conduct the Business as it relates to the Licensed Marks in any manner that is illegal, might dilute the distinctiveness of such assets or would reasonably be expected to injure the value of the Licensed Marks or the goodwill associated therewith or with Licensor or otherwise disparage Licensor; or (h) use the Licensed Marks in any manner inconsistent with this Agreement.
Section 1.4    Licensed Marks Owned by Affiliates. To the extent that any Person directly or indirectly controlling, controlled by, or under common control with, such Person (“Affiliate”) of Licensor has any interest in the Licensed Marks, Licensor grants the licenses (or sublicenses as the case may be) set forth in this Agreement on behalf of itself and such Affiliate.
ARTICLE II

PROSECUTION; NOTIFICATION OF INFRINGEMENTS
Section 2.1    Prosecution. During the Term, Licensor shall be responsible, at its sole cost and expense and at its discretion, for preparing, filing, prosecuting and maintaining any registrations or applications for registrations of the Licensed Marks in the Territory. Upon request, Licensee shall assist Licensor in prosecuting and maintaining such trademark applications and registrations. As of the Effective

Date, Licensor intends to file certain applications for registration of the Licensed Marks in jurisdictions in the Territory in which the Licensed Marks are not registered as of the Effective Date provided that such rights are reasonably available for registration by Licensor. If Licensee desires to request that Licensor file additional applications for registration of the Licensed Marks in the Territory during the Term, the Parties will consider the request in good faith; provided that Licensor shall have ultimate authority to decide whether to pursue the requested registrations. Licensee shall promptly notify Licensor in writing of any and all uses of infringing trademarks, unfair competition, or colorable imitations of, or any legal action or threatened legal action involving the Licensed Marks that come to its attention. In the event that any of the Licensed Marks is infringed or misappropriated by a third party, or becomes subject to any legal action, Licensor shall have the sole authority to conduct an action for infringement, cancellation, or misappropriation or control the prosecution and defense of any such action, and Licensee shall provide reasonable assistance to Licensor if so requested by Licensor. The decision as to whether to prosecute such matters shall be left to the sole discretion of Licensor.
ARTICLE III

TERM AND TERMINATION
Section 3.1    Term. This Agreement and the rights and licenses granted in this Agreement will become effective on the Effective Date and will continue until terminated pursuant to Section 3.2 (“Term”).
Section 3.2    Termination. Licensor shall have the right to terminate this Agreement immediately, by providing written notice to Licensee (i) in the event that Licensee uses any of the Licensed Marks in any manner that is inconsistent with the terms of this Agreement, (ii) in the event that Licensee breaches any of the terms of this Agreement or fails to comply with applicable law and such breach remains uncured or such failure to comply continues for a period of thirty (30) days after written notice thereof; or (iii) in the event of (A) Licensee’s voluntary or involuntary insolvency, (B) Licensee’s commission of an action of bankruptcy, (C) adjudication of Licensee’s bankruptcy, (D) Licensee’s filing of a petition for voluntary or involuntary bankruptcy or similar proceeding, (E) an agreement between Licensee and its creditors generally is entered into providing for extension or composition of debt, (F) a receiver is appointed to administer the assets of Licensee, (G) the assets of Licensee are liquidated, or (H) any distress, execution or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the goods or services offered using the Licensed Marks. Licensor may also terminate this Agreement, or the license granted herein with respect to any individual Licensee entity, by giving Licensee thirty (30) days’ prior written notice in such case where (i) there is a transfer, whether direct or indirect, of all or substantially all of the assets used by Licensee or such individual entity (as applicable) in its conduct of the Business or the equity interests, including stock, of Licensee or such individual entity (as applicable) to a bona-fide third-party purchaser, whether by merger or sale or otherwise, or a change in the controlling interest of Licensee or such individual entity (as applicable); or (ii) (a) Ciner Enterprises at any time ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of the then outstanding Voting Securities of OCI Resources LP or fifty percent (50%) of the then total outstanding securities of OCI Resources LP, (b) the members of management of OCI Resources LP, together with representatives of Ciner Enterprises, cease to hold a majority of the seats on the board of directors, board of managers or similar governing body, of OCI Resource Partners LLC, (c) OCI Resources LP ceases to own, directly or indirectly, at least a majority of OCI Wyoming LLC, or (d) the members of management of OCI Resources LP, together with representatives of Ciner Enterprises, cease to hold a majority of the seats on the board of directors, board of managers or similar governing body, of OCI Wyoming LLC. “Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
Section 3.1    Effect of Termination. Upon termination of this Agreement, Licensee’s rights to use the Licensed Marks shall automatically revert to Licensor, and no later than ninety (90) days following such termination, (a) Licensee shall cease all use of the Licensed Marks or any portion thereof, and all terms that are confusingly similar thereto, or a colorable imitation or translation of the Licensed Marks, and shall adopt trademarks, service marks, trade names and, as applicable, corporate names, company names and partnership names, that are not confusingly similar to the Licensed Marks; provided, however, that any use of the Licensed Marks during such ninety (90) day period shall continue to be subject to the terms of this Agreement; (b) at Licensor’s request, Licensee shall destroy or return to Licensor, as directed by Licensor, all materials and content upon which the Licensed Marks appear or embodying the same (or otherwise modify such materials and content such that the Licensed Marks are illegible or obliterated) and certify in writing to Licensor that each Licensee entity has done so; (c) each Licensee entity shall change its legal name so that there is no reference therein to CINER and shall make all necessary filings and otherwise amend its organizational documents by such date; and (d) if registration of a domain name utilizing one or more of the Licensed Marks is permitted hereunder, upon the termination of this Agreement, Licensee shall assign such domain names to Licensor and take all steps required by the applicable domain name registrar to complete such assignment to Licensor within thirty (30) days of such expiration or termination. In the event that this Agreement is terminated by Licensor due to Licensee’s breach hereof or pursuant to Section 3.2(i), (ii) or (iii), Licensee shall immediately cease all uses of the Licensed Marks and comply with sub-sections (a) through (d) above.
Section 3.2    Survival. Sections 1.2(a), 1.3(c), 3.3, 3.4, 3.5, 4.1, 5.2, 5.3 and Article 6 shall survive termination of this Agreement.
Section 3.5    Injunctive Relief. It is acknowledged and agreed that the rights and obligations set forth in this Agreement are unique and special and that the breach thereof by Licensee will cause irreparable harm to Licensor. Upon breach of this Agreement by Licensee, Licensor shall be entitled to specific performance and injunctive relief without the need to post a bond or provide an undertaking.
ARTICLE IV
ASSIGNMENT
Section 4.1    Assignment of Agreement. Licensor may assign or otherwise transfer (whether directly, by operation of law, or in connection with a merger, acquisition, or sale of all or substantially all of its stock or of the assets to which this Agreement pertains or otherwise) this Agreement, the Licensed Marks (in whole or in part) or any of its rights or obligations in this Agreement to any Person without Licensee’s consent. This Agreement and the related rights and obligations are personal to Licensee and may not be sold, assigned, delegated, sublicensed or otherwise transferred or encumbered, in whole or in part, without the prior written consent of Licensor, which consent may be withheld in Licensor’s sole discretion. Any such purposed assignment, pledge or transfer by Licensee without such prior written consent from Licensor shall be void ab initio. For purposes of this Agreement, the voluntary sale or transfer of any Licensee stock, Licensee assets or ownership interest in or control of Licensee, or a change of control of any entity that is a shareholder of Licensee, shall be deemed an assignment hereunder. Any permitted assignee hereunder shall agree in a writing reasonably satisfactory to Licensor to be bound by the terms and conditions of this Agreement, and a copy of such writing shall be promptly delivered to Licensor. No assignment by Licensee shall relieve Licensee of its obligations or any liability hereunder.
ARTICLE V
INDEMNITY; DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY
Section 5.1    Indemnity. Subject to the terms of this Agreement (including Section 5.3), Licensor agrees to defend, indemnify and hold harmless each of the Licensee entities from and against any and all losses, damages, settlements, fees, expenses or costs (including reasonable attorneys’ fees) awarded against such Licensee entity in a final judgment, to the extent arising directly and solely from a third party claim that such Licensee entity’s use of the Licensed Marks that is approved by Licensor in accordance with the terms of this Agreement infringes the trademark rights of any third party under United States law; provided that Licensee notifies Licensor in writing of any such final judgment within ten (10) days of the issuance thereof. Each Licensee entity agrees to defend, indemnify and hold harmless Licensor from and against any and all losses, damages, settlements, fees, expenses or costs (including reasonable attorneys’ fees) awarded against Licensor in a final judgment, to the extent arising directly and solely from a third party claim that any use by any Licensee entity of the Licensed Marks that is inconsistent with the terms of this Agreement infringes the trademark rights of any third party under United States law; provided that Licensor notifies Licensee in writing of any such final judgment within ten (10) days of the issuance thereof.
Section 5.2    Disclaimer of Warranty. THE LICENSED MARKS ARE PROVIDED “AS IS” TO LICENSEE. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE LICENSED MARKS AND THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF NON-INFRINGEMENT OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE IN TRADE.
Section 5.3    Limitation of Liability.
(a)    EXCEPT WITH RESPECT TO LICENSOR’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 5.1, LICENSOR’S TOTAL LIABILITY, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE LICENSED MARKS, SHALL NOT EXCEED US$100,000.
(b)    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT

OR RESULTING FROM THE USE OF THE LICENSED MARKS, WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF A REPRESENTATIVE OF SUCH PARTY IS ADVISED IN ADVANCE OF THE POSSIBILITY OR LIKELIHOOD OF SAME.
ARTICLE VI

MISCELLANEOUS
Section 6.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given either (a) five (5) business days after depositing the notice in the U.S. mail, first class postage prepaid, addressed to the Party as set forth below, with proof of mailing; (b) two (2) business days after posting if delivered by internationally recognized courier, with proof of delivery, addressed to the Party as set forth below; or (c) upon sending if sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):
(a)    if to Licensor:
Park Holding A.S.
Pasalimani Cad. No: 41,34674
Uskudar, Istanbul, Turkey
Attn: Ceyda Pence
Facsimile: +90 216 531 2444
E-Mail: ceyda.pence@cinergroup.com.tr

(b)    if to Licensee entities:
OCI Chemical Corporation
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328
Attn: General Counsel
Facsimile: (770) 375-2438
E-Mail: NDaniel@ocienterprises.com

Section 6.2    Law Governing Agreement; Consent to Jurisdiction. This Agreement will be construed and interpreted according to the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party hereby submits to the non-exclusive jurisdiction of any court (state or federal) sitting in the State of New York, New York County, U.S.A., in any action, suit or proceeding with respect to this Agreement or its subject matter. The Parties expressly submit and consent in advance to such jurisdiction in the aforementioned courts, and each Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.
Section 6.3    No Waiver. Waiver of or failure by a Party to complain of any act, omission or default on the part of the other Party, no matter how long the same may continue or how many times such shall occur, shall not be deemed a waiver of rights, or of any similar future act, omission or default hereunder. Any waiver will be valid only if set forth in a written instrument executed by the waiving Party.
Section 6.4    Entire Agreement; Amendment. This Agreement (including the schedules attached hereto) constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all other prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by Licensor and each Licensee entity.
Section 6.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner.
Section 6.6    Counterparts. This Agreement may be executed by signature pages exchanged via facsimile, email or other electronic transmission and in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Section 6.7    Interpretation. As used in this Agreement, the terms “including” and “include” will mean “including without limitation” and “include without limitation,” respectively. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the Parties drafted the Agreement; (b) because of the drafting history of the Agreement; or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The Parties acknowledge and confirm that they have requested that this Agreement as well as all notices and documents contemplated hereby be drawn in the English language.
Section 6.8    Further Assurances. Licensee shall cooperate with and provide reasonable assistance to Licensor (including execution of instruments and other documentation, the provision of testimony and taking such actions as Licensor may reasonably request) in order to register and protect the Licensed Marks and enforce the terms hereunder. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement will be paid by the Party incurring the same.
Section 6.9    [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LICENSOR
PARK HOLDING A.S.

By: /s/ Dogan Pençe
Name: Dogan Pençe
Title: CFO

Signature Page

LICENSEE
CINER ENTERPRISES, INC.
By: /s/ Ceyda Pençe
Name: Ceyda Pençe
Title: President and Chief Executive Officer
OCI CHEMICAL CORPORATION
By: /s/ Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI WYOMING HOLDING CO.
By: /s/ Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI RESOURCE PARTNERS LLC
By: /s/ Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI RESOURCES LP
By: OCI Resource Partners, its general partner

By: /s/ Kirk H. Milling
Name: Kirk H. Milling
Title: President and Chief Executive Officer
OCI WYOMING LLC
By: /s/ Kirk H. Milling
Name: Kirk H. Milling
Title: Director

Signature Page